EXHIBIT 21

Subsidiaries of the Company, as of January 31, 2004

Subsidiary	Organized under laws of	% owned by immediate parent

Baxter International Inc.	Delaware	100
Baxter Capital Corporation	Delaware	100
Baxter Healthcare Corporation	Delaware	100
BioLife Plasma Services L.P.	Pennsylvania	99	(1)
Baxter Pharmaceutical Solutions LLC	Delaware	99	(1)
Baxter World Trade Corporation	Delaware	100
Baxter Services Corporation	Delaware	100	(2)
Baxter Healthcare Corporation of Puerto Rico	Alaska	100
Baxter Handel GmbH	Switzerland	100
Baxter Healthcare Pte. Ltd.	Singapore	100
Baxter Healthcare S.A.	Switzerland	99.99	(1)
Baxter BioScience Manufacturing Sarl	Switzerland	100
Baxter Biotech Technology S.a.r.l.	Switzerland	100
Baxter Trading GmbH	Switzerland	100
Baxter Trading GmbH	Austria	100
Baxter AG	Austria	100
Baxter Vaccine AG	Austria	100
Baxter Corporation	Canada	100
Baxter Export Corporation	Nevada	100
Baxter Deutschland Holding GmbH	Germany	100
Baxter Deutschland GmbH	Germany	100
Baxter Healthcare (Holdings) Limited	United Kingdom	99.99	(1)
Baxter Healthcare Limited	United Kingdom	99.99	(1)
Baxter Holdings Limited	Japan	100
Baxter Limited	Japan	100
Baxter Representacoes Ltda.	Brazil	100	(3)
Baxter Hospitalar Ltda.	Brazil	99.99	(1)
Baxter S.A.	Belgium	99.33	(1)
Baxter S.A.S.	France	64.58	(1)
Baxter Travenol S.A.S.	France	99.98	(1)
Baxter S.A.S.	France	35.42	(1)
Baxter Holding Mexico, S. de R.L. de C.V	Mexico	99.99	(1)
Baxter S.A. de C.V.	Mexico	99.9	(1)
Laboratorios Baxter S.A.	Delaware	100
Baxter Manufacturing S.p.A.	Italy	98.98	(1)
Bieffe Medital S.p.A	Italy	99.23

Subsidiaries omitted from this list, considered in aggregate as a single subsidiary, would not constitute a significant subsidiary. All subsidiaries set forth herein are reported in the Company’s financial statements through consolidation or under the equity method of accounting.

* * * * *

(1)   Remaining shares owned by the Company, or other subsidiaries of the Company.

(2)   Of common stock, with preferred stock held by Baxter Healthcare Corporation.

(3)   Including nominee shares.